Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements of German American Bancorp on Form S-3 (File No. 333-35650) and Form S-8 (File No. 333-80605) of our report, dated January 23, 2004, on the consolidated financial statements of German American Bancorp as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which report is included in the annual report on Form 10-K of German American Bancorp for the year ended December 31, 2003.

/s/  Crowe Chizek and Company LLC
                   Crowe Chizek and Company LLC

March 12, 2004
Indianapolis, Indiana

Exhibit 23